UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 30, 2008 (December 30, 2008)

NATIONAL PENN BANCSHARES, INC.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania
(State or Other Jurisdiction of Incorporation)

000-22537-01		23-2215075
(Commission File Number)		(IRS Employer Identification No.)

Philadelphia and Reading Avenues, Boyertown, PA		19512
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 1-800-822-3321

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.06 Material Impairments.

On December 30, 2008, National Penn Bancshares, Inc. (“National Penn”) determined that it expects to record non-cash charges for the fourth quarter of 2008 related to an other-than-temporary impairment of certain pooled trust preferred investment securities.  The other-than-temporary impairment charge is expected to be approximately $60 million to $65 million, depending upon actual market conditions at December 31, 2008.

As previously disclosed, National Penn, like other financial institutions, maintains a portfolio of investment securities, which may from time to time include pooled trust preferred securities, both as a means to deploy assets and as a source of liquidity.  National Penn’s investments in pooled trust preferred securities issued by financial institutions had a cost basis of $163.9 million as of September 30, 2008.  Certain of these securities currently have their interest deferred instead of being paid in cash.

National Penn has concluded that $84.4 million of these pooled trust preferred securities are other-than-temporarily impaired based upon its analysis resulting from a significant adverse change in estimated cash flows in accordance with United States generally accepted accounting principles (“GAAP”).  The calculated fair value of these other-than-temporarily impaired securities is approximately $19.4 million to $24.4 million; therefore a pre-tax other-than-temporary impairment charge of approximately $60 million to $65 million will be recognized on these pooled trust preferred securities.

Section 8 – Other Events

Item 8.01 Other Events.

Increase in Provision for Loan Losses

National Penn expects to record a provision for loan losses of approximately $17 million to $20 million for the fourth quarter of 2008, compared to $6.876 million recorded for the third quarter of 2008.  As a result, the total provision for loan losses for the year ending December 31, 2008 will be approximately $32 million and the allowance for loan losses will be approximately 1.33% of total loans as of December 31, 2008.  The reserve coverage for non-performing assets is expected to remain above 200%.  Non-performing assets are expected to be approximately $35 million to $38 million.  The expected increase in the provision for loan losses is a result of a variety of factors, including current and expected economic conditions, as well as an increase in non-performing assets and net charge-offs.

Charge Related to Loan Accounting Irregularities

National Penn has determined that a charge of approximately $4.5 million must be taken for the fourth quarter of 2008 to recognize the employee loan accounting irregularities that were previously disclosed on December 5, 2008.  GAAP requires the recognition of the full amount of the loss upon discovery, even though National Penn believes that the amount of the charge is not material under GAAP, and National Penn expects to recover a majority of the loss in future quarters through the recovery of assets and/or insurance proceeds.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL PENN BANCSHARES, INC.

By: /s/ Glenn E. Moyer
Name: Glenn E. Moyer
Title: President and CEO

Dated: December 30, 2008